Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-176944) of CorEnergy Infrastructure Trust, Inc. and in the related Prospectus of our reports dated March 17, 2014, with respect to the consolidated financial statements and schedules of CorEnergy Infrastructure Trust, Inc. included in this Annual Report, as amended, (Form 10-K/A) for the one-month period ended December 31, 2012, and the consolidated financial statements and schedules of CorEnergy Infrastructure Trust, Inc., and the effectiveness of internal control over financial reporting of CorEnergy Infrastructure Trust, Inc., included in this Annual Report, as amended, (Form 10-K/A) for the year ended December 31, 2013.

/s/Ernst & Young LLP

March 19, 2014
Kansas City, MO